Exhibit 10.20

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of January 5, 2026 (the “Effective Date”), by and between Christopher Clower (“Executive”) and Evolution Metals & Technologies Corp. (the “Company”).

The Company desires to employ the Executive and, in connection therewith, to compensate the Executive for the Executive’s personal services to the Company; and

The Executive wishes to be employed by the Company and provide personal services to the Company in return for compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. Employment by the Company.

1.1 At-Will Employment. Executive shall be employed by the Company on an “at-will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without Cause (as defined in Section 6.2(g) below), Good Reason (as defined in Section 6.2(f) below), or advance notice. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any salary or cash bonus following a termination shall be only as set forth in Section 6 or under any applicable benefit or equity plan.

1.2 Position. Subject to the terms set forth, the Company agrees to employ Executive and Executive accepts such employment. Executive shall serve as Chief Financial Officer and Chief Operating Officer. Executive shall: be responsible to oversee the Company’s financial management and operational performance and assist with the consideration, development, and implementation of strategic aspects of the company. During the term of Executive’s employment with the Company, and excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote all business time and attention to the affairs of the Company necessary to discharge the responsibilities assigned hereunder, and shall use commercially reasonable efforts to perform faithfully and efficiently such responsibilities. Notwithstanding the foregoing, Executive may perform professional services outside of his Company duties, including, but not limited to, reasonable efforts to transition from prior employment, at the discretion of, and with the approval of the Company.

1.3 Duties. Executive will report to the Chief Executive Officer and Executive Chairman and will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position as Chief Financial Officer and Chief Operating Officer, as shall reasonably be assigned to him by the Chief Executive Officer and Executive Chairman. Executive shall perform Executive’s duties at such location as is reasonably necessary; provided, however, that Executive shall have the flexibility to work remotely at Executive’s discretion (the “Remote Arrangement”). In addition, Executive shall make such business trips to such places that may be reasonably necessary or advisable for the operations of the Company.

1.4 Term. The term of this Employment Agreement shall be 3 years, which shall automatically renew 3 times, unless either party provides written notice of non-renewal 90 days prior to the expiration of the 9th-year term. If the Employment Agreement is not renewed pursuant to this provision, Executive shall be entitled to the following: (a) salary then in effect through the term of the period; (b) bonus, pro-rated, through the term of the period; and (c) all awarded, but unvested equity awards of any kind, which shall immediately vest in full. The provisions of Section 6.2(iv) shall apply to equity awards that vest solely as a result of the non-renewal of this Employment Agreement.

1.5 Company Policies and Benefits. The employment relationship between the parties shall be subject to the Company’s written personnel policies and procedures as they may be adopted, revised, or deleted from time to time in the Company’s sole discretion. Executive shall be expected to comply with all applicable laws, regulations, rules, directives and other legal requirements of federal, state and other governmental and regulatory bodies having jurisdiction over the Company and of the professional bodies of which the Company is a member. During Executive’s employment with the Company, Executive shall be required to maintain in good standing any licenses and certifications necessary for the performance of Executive’s duties for the Company (at the Company’s cost and expense).  Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment. Subject to the preceding sentence, the Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Compensation.

2.1 Salary. During the first two (2) months following the Effective Date, Executive shall receive an annualized base salary of $250,000, payable in accordance with the Company’s standard payroll practices and subject to applicable federal and state payroll withholding requirements. Thereafter, Executive shall receive an annualized base salary of $1,000,000, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (the “Base Salary”).

2.2 Bonus.

(a) KPI Bonus. Executive shall be eligible to earn a periodic bonus (“Bonus”) based upon performance objectives as may be set forth to be pre-determined by the Company and provided to Executive. The Bonus shall be weighted 35% for personal performance and 65% for performance with respect to Company, or departmental key performance indicators as reasonably set out by the Company in good faith. Bonuses shall be tiered as “low” at 35% of Base Salary, “standard” at 50% of Base Salary, and “high,” which shall be at least 75% of Base Salary. Subject to Sections 6.2 and 6.3 related to payments upon certain terminations of employment, any Bonus, if earned, will be paid at the same time bonuses are generally paid to other similarly-situated employees of the Company. Bonuses for less than one full calendar year shall be pro-rated.

(b) Extraordinary Bonus. Extraordinary bonuses may be available and paid at the Company’s sole discretion based on performance.

2.3 Equity. Subject to approval by the Compensation Committee of the Board of Directors, as soon as practicable following the Effective Date, the Company shall grant a block of restricted stock units of common stock (the “RSU”) to Executive’s department for further allocation among its employees, including Executive, in an amount sufficient to permit the allocation of 11,513,369 RSUs to Executive, subject to the Company’s adoption of a management incentive plan (the “MIP”). Alternatively, the Company shall directly grant Executive 11,513,369 RSUs. The exact number of shares of common stock subject to the RSU shall be as specified above and approved in good faith by the Board. The RSU shall be granted pursuant to the MIP and shall be subject to the terms and conditions of the MIP and a restricted stock unit award agreement set forth in the MIP.  Notwithstanding the foregoing, the RSU shall be subject to the potential vesting acceleration of Section 6.3(a)(iv).

2.4 Options. Subject to approval by the Compensation Committee of the Board of Directors, as soon as practicable following the Effective Date, the Company shall grant Executive incentive stock options (the “Options”) subject to the Company’s adoption of a management incentive plan (the “MIP”), covering Options to purchase 13,816,043 shares of common stock or provide Options to the Executive’s department, sufficient to permit the allocation to Executive of Options to purchase 13,816,043 shares of common stock. The number of underlying shares subject to the Options shall be as specified above and approved in good faith by the Board, or its committees, and commensurate with, although not necessarily equal to other similarly situated executive employees. The Options shall be granted pursuant to the MIP and shall be subject to the terms and conditions of the MIP and an incentive stock options award provisions set forth in the MIP. Notwithstanding the foregoing, the Options shall be subject to the potential vesting acceleration of Section 6.3(a)(iv).

2.5 Future Equity Awards. Executive remains eligible to be considered for future equity awards, including but not limited to RSUs and Options, as may be determined by the Board or a committee of the Board in its discretion in accordance with the terms of any applicable equity plan or arrangement that may be in effect from time to time.

2.6 Expense Reimbursement. The Company will reimburse Executive for reasonable out-of-pocket business expenses in accordance with the Company’s standard expense reimbursement policy, including, without limitation, (i) all reasonable travel-related expenses incurred by Executive while commuting to and from the Company’s offices in connection with the Remote Arrangement (ii) professional development, education, training, courses; and (iii) any licenses and certifications necessary for the performance of Executive’s duties for the Company; provided that such reimbursements, to the extent taxable under applicable law, will be subject to applicable deductions and withholdings. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

2.7 Transition Expenses. The Company may compensate Executive to offset the costs and losses associated with Executive’s transition from former employer and law firm, such as unpaid bonuses, distributions, and profits.

2.8 Travel. Travel shall be at or above “Business Class.” Accommodation and meals shall be commensurate with reasonable executive travel.

2.9 Unreimbursed Expenses as Benefit. At its discretion, and as an additional benefit, the Company may reimburse Executive for expenses incurred that are beneficial to the Company, but otherwise not categorized as reimbursable expenses.

3. Confidential Information, Inventions, Non-Solicitation and Non-Competition Obligations. In connection with Executive’s employment with the Company, Executive will receive and have access to the Company’s confidential information and trade secrets. Accordingly, and in consideration of the benefits that Executive is eligible to receive under this Agreement, Executive agrees to sign the Company’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidential Information Agreement”), which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4. Outside Activities. Except with the prior written consent of the Company, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation, or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit, and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s position with the Company, (iii) reasonable time serving as trustee, director, or advisor to any family companies or trusts, or (iv) with prior written notice to the Board, reasonable time devoted to service as a member of the board of directors or advisory board (or its equivalent in the case of a non-corporate entity) of a non-competing business; so long as the activities set forth in clauses (i), (ii), (iii), and (iv) do not interfere, individually or in the aggregate, with the performance of Executive’s duties for the Company, are not competitive with the business of the Company, will not otherwise result in Executive’s breach of the Confidential Information Agreement, or create a business or fiduciary conflict. This restriction shall not, however, preclude Executive from (x) owning less than one percent (1%) of the total outstanding shares of a publicly traded company, (y) managing Executive’s passive personal investments, or (z) employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

5. No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement and service as an employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith or with Executive’s duties to the Company.

6. Termination Of Employment. The parties acknowledge that Executive’s employment relationship with the Company will be at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1 Termination by Virtue of Death or Disability of Executive.

(a) In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder and Executive’s employment shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies and applicable law, pay to Executive’s legal representatives the Accrued Obligations (as defined in Section 6.2(e) below) due to Executive.

(b) Subject to applicable state and federal law, the Company shall, at all times, have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will be entitled to the Accrued Obligations due to Executive.

6.2 Termination by the Company or Resignation by Executive.

(a) The Company shall have the right to terminate Executive’s employment pursuant to this Section 6.2 upon ninety (90) days’ notice (subject to any applicable cure period stated in Section 6.2(f)) with or without Cause or advance notice, by giving notice as described in Section 7.1 of this Agreement. Likewise, Executive can resign from employment with or without Good Reason, by giving notice as described in Section 7.1 of this Agreement. Executive hereby agrees to comply with the additional notice requirements set forth in Section 6.2(f) below for any resignation for Good Reason. If Executive is terminated by the Company (with or without Cause) or resigns from employment with the Company (with or without Good Reason), then Executive shall be entitled to the Accrued Obligations (as defined below). In addition, if Executive is terminated without Cause or resigns for Good Reason, and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and further provided that Executive executes and allows to become effective a separation agreement that includes the date of separation, an acknowledgement of the Confidential Information Agreement, and acknowledgement of the terms set forth in this Section 6.2, mutual non-disparagement and confidentiality agreement, and a mutual general release of claims by and among the Executive, the Company, and its Affiliates and representatives (the “Separation Agreement”), and subject to Section 6.2(b) (the date that the general release of claims in the Separation Agreement becomes effective and may no longer be revoked by Executive is referred to as the “Release Date”), then Executive shall be eligible to receive the following severance benefits (collectively the “Severance Benefits”):

(i) An amount equal to 12 months of Executive’s then current Base Salary, less standard payroll deductions and withholdings, paid in installments on the Company’s regular payroll dates;

(ii) Provided Executive or Executive’s covered dependents, as the case may be, timely elect continued coverage under COBRA under the Company’s group health plans following such termination, the portion of the COBRA premiums which is equal to the cost of the coverage that the Company was paying as of the date of termination, to continue Executive’s (and Executive’s covered dependents’, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) twelve (12) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company; and

(iii) Executive shall receive a lump sum cash payment in an amount equal to a Bonus of 150% of the Base Salary for the calendar year in which Executive’s termination occurs. This lump sum, subject to standard payroll deductions and withholdings, shall be paid on the next date on which Bonuses are scheduled to be paid (subject to Section 6.2(c)), which in no event will be later than March 15 of the calendar year following the year in which the termination date occurs.

(iv) All awarded but unvested equity awards, whether RSUs, Options, or other equity grants, shall immediately vest upon termination. Executive agrees that equity awards that vest solely as a result of termination shall only be traded by Executive pursuant to the following schedule: 25% of the equity awards that vested solely as a result of the termination may only be traded after the expiration of six (6) months after the termination date; an additional 25% of the equity awards that vested solely as a result of the termination may only be traded after the expiration of twelve (12) months after the termination date; an additional 25% of the equity awards that vested solely as a result of the termination may only be traded after the expiration of eighteen (18) months after the termination date; and the remaining 25% of the equity awards that vested solely as a result of the termination may only be traded after the expiration of twenty four (24) months after the termination date. The foregoing restriction shall not apply to options, warrants, or other equity awards entitling Executive the right to acquire stock.

(b) Executive shall not receive the Severance Benefits pursuant to Section 6.2(a) unless Executive executes the Separation Agreement within the consideration period specified therein, which shall in no event be more than forty-five (45) days, and until the Separation Agreement becomes effective and can no longer be revoked by Executive under its terms. Executive’s ability to receive benefits pursuant to Section 6.2(a) is further conditioned upon Executive: (i) returning all Company property; (ii) complying with Executive’s post-termination obligations under this Agreement and the Confidential Information Agreement; (iii) complying with the Separation Agreement, including without limitation any non-disparagement and confidentiality provisions contained therein; and (iv) resignation from any other positions Executive holds with the Company, effective no later than Executive’s date of termination (or such other date as requested by the Board).

(c) The Company will not make any payments to Executive with respect to any of the benefits pursuant to Section 6.2(a) prior to the 30th day following Executive’s date of termination. On the first payroll date after the 30th day following Executive’s date of termination, and provided that Executive has delivered an effective Separation Agreement, the Company will (i) make the first payment to Executive under Section 6.2(a)(i) and, in a lump sum, an amount equal to the aggregate amount of payments that the Company would have paid Executive through such date had the payments commenced on Executive’s date of termination through such 30th day, with the balance of the payments paid thereafter on the schedule described above, and (ii) make the lump sum payment specified in Section 6.2(a)(iii) that has not yet been made due to this Section 6.2(c), in the cases of (i) and (ii) subject to any delay in payment required by Section 6.6.

(d) For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination and, if required by applicable law and the Company’s applicable policy as of the time of termination, any accrued but unused vacation through the date of termination (both of which, for purpose of clarity, shall be paid in cash), (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(e) For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company without Executive’s express prior written consent: (i) a material reduction by the Company of Executive’s Base Salary (other than in a broad-based reduction similarly affecting all other members of the Company’s executive management) ; (ii) a material breach by the Company of this Agreement or any other material written agreement between Executive and the Company concerning the terms and conditions of Executive’s employment; (iii) the relocation of Executive’s principal place of employment, without Executive’s consent, to a place that increases Executive’s one-way commute by more than fifty (50) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; (iv) the Company’s refusal to accommodate or allow for the Remote Arrangement; or (iv) a material reduction in Executive’s duties, authority, or responsibilities for the Company relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of Executive’s intent to terminate for Good Reason within sixty (60) days following Executive’s learning of the occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) ; and (3) Executive voluntarily terminates Executive’s employment within thirty (30) days following the end of the Cure Period. For the avoidance of doubt, any change in Executive’s title or the entity structure of the Company, in each case, without a corresponding material reduction in Executive’s duties, authority, or responsibilities, in accordance with clause (iv) above, shall not constitute Good Reason.

(f) For purposes of this Agreement, “Cause” for termination shall mean that the Company has determined in its sole good faith and reasonable discretion that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct which is reasonably likely to cause harm (including reputational harm) to the Company; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy, after the expiration of ten (10) days without cure after written notice of such violation to the extent such violation is curable; (v) refusal to follow or implement a clear, lawful and reasonable directive of Company after the expiration of ten (10) days without cure after written notice of such failure to the extent such failure is curable; or (vi) breach of fiduciary duty. Notwithstanding the foregoing and for purposes of clarity, in no event will the Remote Arrangement be deemed to fall within the definition of Cause for purposes of this Agreement

(g) The benefits provided to Executive pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program.

(h) If the Company terminates Executive’s employment for Cause, or Executive resigns from employment with the Company without Good Reason then Executive shall be entitled to the Accrued Obligations, but Executive will not receive the Severance Benefits, or any other severance compensation or benefit.

(i) In the event of a Change of Control, Executive shall be notified within 30 days and have the opportunity to terminate this Agreement with written notice. If Company terminates Executive or if Executive terminates his employment within 12 months of the Change in Control, then Executive shall be entitled to all accrued obligations, and Severance Benefits set forth in Section 6.2, except as follows: (1) the Severance Benefit set forth in Section 6.2(i) shall be increased from 12 months to 18 months, so that Executive shall be entitled to an amount equal to 18 months of Executive’s then Base Salary, less standard payroll deductions and withholdings, paid in installments on the Company’s regular payroll dates; (2) the COBRA premiums set forth in Section 6.2(ii) shall be increased from twelve (12) months to twenty-four (24) months; (3) the restrictions; (3) The Severance Benefit set forth in Section 6.2 (iii) shall be increased from 100% to 150% and from one calendar year to two calendar years an Executive shall receive a lump sum cash payment in an amount equal to a Bonus of 150% of the Base Salary for the calendar year in which Executive’s termination occurs and the following calendar year, for a minimum of two years; and (4) the Severance Benefit set forth in Section 6.2(iv) shall be revised so that Executive shall not be restricted from trading any equity awards, so that all awarded but unvested equity awards, whether RSUs, Options, or other equity grants, shall immediately vest upon termination and may be immediately traded at the Executive’s sole discretion.

(1) For the purposes of this section, “Change of Control” means, at any time, the occurrence of any of the following: (a) the then current existing beneficial owners shall collectively cease to beneficially own (directly or indirectly) at least 50% of the voting stock of the Company; (b) any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than any existing beneficial owners), (i) becomes the owner, directly or indirectly, of 50% or more of the voting stock of the Company or, in the context of a consolidation, merger or other corporate reorganization in which the Company is not the surviving entity, 50% or more of the voting stock generally entitled to elect the board of directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity), calculated on a fully-diluted basis; or (ii) has obtained the power (whether or not exercised) to elect a majority of the board of the directors of the Company or the board of directors (or equivalent governing body) of any of the Company’s successors; (c) the board of the directors of the Company or the board of directors (or equivalent governing body) of any of the Company’s successors shall cease to consist of a majority of Company directors; (d) the sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis.

6.3 Cooperation With the Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other executives as may be designated by the Company; provided, that the Company agrees that the Company (a) shall make reasonable efforts to minimize disruption of Executive’s other activities, and (b) shall reimburse Executive for all reasonable expenses incurred in connection with such cooperation.

6.4 Effect of Termination. Executive agrees that should Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions with the Company, including, but not limited to, a position on the Board and all positions with any and all subsidiaries and Affiliates of the Company.

6.5 Application of Section 409A.

(a) It is intended that all of the compensation payable under this Agreement, to the greatest extent possible, either complies with the requirements of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) or satisfies one or more of the exemptions from the application of Section 409A, and this Agreement will be construed in a manner consistent with such intention, incorporating by reference all required definitions and payment terms.

(b) No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a Separation from Service. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(c) To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, to the extent required to comply with Section 409A, if the period during which Executive may consider and sign the Separation Agreement spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death, the Company will: (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.6(c); and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Sections 6.2 and 6.3. No interest shall be due on any amounts deferred pursuant to this Section 6.6(c).

(d) To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that compensation paid pursuant to the terms of this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.

6.6 Excise Tax Adjustment.

(a) If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of this Section 6.7 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 6.7. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.7(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.7(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.7(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7. General Provisions.

7.1 Notices. Any notices required hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or (if notice is given prior to Executive’s termination of employment) to Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

7.3 Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4 Complete Agreement. This Agreement, and any other separate agreement relating to equity awards constitute the entire agreement between Executive and the Company regarding its subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.

7.5 Counterparts. This Agreement may be executed by electronic transmission and in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect its meaning.

7.7 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company as fully as if it had been originally made a party, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

7.8 Choice of Law and Venue. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the laws of the State of Florida, without regard to the conflict of law principles. Venue shall be the Southern District of Florida Federal Court.

7.9 Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty.

(a) Scope and Rules: The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the Employment/Workplace Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) then in effect (“AAA Rules”); provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy.

(b) Condition Precedent: Conciliation. As a condition precedent to any proceedings, the parties shall engage in a 21 day conciliation period in which they shall, in good faith, endeavor to resolve or narrow any dispute arising from the employment relationship. If the dispute is not resolved the parties. The conciliation period shall commence upon the first demand from either party.

(c) Mediation. Pursuant to the AAA Rules, the parties shall proceed to mediation. Mediation shall be initiated with the AAA after the conciliation period but prior to the filing of an arbitration demand, although mediation may continue concurrent with the substantive arbitration proceedings. The substantive mediation session shall occur within 45 days of the selection of a mediator. If the parties cannot agree upon a mediator, AAA shall select a mediator from its roster.

(d) Arbitration. At any point after mediation is initiated, the parties may proceed to arbitration. The location for the arbitration shall be Washington, D.C., unless otherwise agreed by the parties. Any award made by the arbitration panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

In Witness Whereof, the parties have executed this Employment Agreement as of the day and year first written above.

By:	/s/ David Wilcox
Name:	David Wilcox
Title:	Executive Chairman of the Board

Executive:

/s/ Christopher Clower
Christopher Clower

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